Sub-Item 77M: Mergers

The response to question 77M regarding Mergers is hereby incorporated by reference to the supplement as filed with the Securities and Exchange Commission on July 5, 2011 (SEC Accession No. 0001104659-11-037814) and July 15, 2011 (SEC Accession No. 0001104659-11-039333).